Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement is entered into this September 1, 2009 by Vistaprint USA, Incorporated (the “Company”) and Robert S. Keane (the “Employee”).
     The parties agree as follows:
     1. Term of Employment. The Company agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date of this Agreement and ending upon the termination of the Employee’s employment as set forth in Section 4 below (the “Employment Period”).
     2. Duties and Capacity. During the Employment Period, the Employee shall perform the duties described on Schedule A attached to this Agreement. The Employee is subject to the supervision of, and has such authority as is delegated to the Employee by, the Company’s Board of Directors or such officer of the Company as may be designated by the Board. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities described on Schedule A. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that the Company may adopt from time to time.
     3. Compensation and Benefits.
          3.1 Salary. The Company shall pay the Employee, in accordance with the Company’s regular payroll practices, an annualized base salary of $156,960 (approximate, based on 30-day trailing average currency exchange rate in effect at May 6, 2009) for the one-year period commencing on the Commencement Date.
          3.2 Other Benefits. The Employee is entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. In particular, the Employee is entitled to receive the bonuses, incentive awards and equity compensation awards for the Company’s fiscal year 2010 described on Schedule A.
          3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.
          3.4 Withholding. All salary, bonus and other compensation payable to the Employee is subject to applicable withholding taxes.

     4. Employment Termination. This Agreement and the employment of the Employee terminate upon the occurrence of any of the following:
          4.1 Upon the death or disability of the Employee. As used in this Agreement, the term “disability” has the definition set forth in the Company’s then-applicable long-term disability plan.
          4.2 At the election of the Employee, upon not less than thirty (30) calendar days’ prior written notice of termination by the Employee to the Company.
          4.3 At the election of the Company, upon not less than thirty (30) calendar days’ prior written notice of termination by the Company to the Employee.
     5. Other Agreements. The Employee shall comply with the terms and obligations set forth in all other agreements between the Employee and the Company, the Company’s parent corporation and other subsidiaries of the Company’s parent (collectively, the “Vistaprint Group”), including but not limited to non-competition, non-solicitation, non-disclosure, proprietary rights and developments, and executive retention agreements.
     6. Notices. Any notice delivered under this Agreement is deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service.
     7. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, except that the obligations of the Employee are personal and shall not be assigned by him or her.

     11. Acknowledgment. The Employee represents that he or she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he or she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his or her name of his or her own free act.
     12. Miscellaneous.
          12.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
          12.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          12.3 In case any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

VISTAPRINT USA, INCORPORATED
By:	/s/ Michael Giannetto
Title: CFO

EMPLOYEE
/s/ Robert S. Keane
Robert S. Keane

SCHEDULE A
Duties of the Employee
•	Lead and participate in operational sessions of the Global Executive Team (GET). The Employee’s duties for the Company do not include strategic or other non-operational sessions of the GET.
•	Travel and engage in activities for existing entities and functions within the Vistaprint Group. The Employee will regularly travel to existing locations and commission work efforts for sub-corporate global groups, business units and functions.
•	Travel to new locations once a decision has been made to establish new offices. Once the Vistaprint Group has decided to establish a new location, the Employee will engage in activities relating to the establishment of the location, which may include travel to the location. The Employee’s duties for the Company do not include strategy and market analysis and research relating to new locations.
•	Lead and participate in vision-setting and strategy sessions for global groups, functions and business units at a sub-corporate level. The Employee will engage in sessions to review operating activities as well as to plan long-range, vision setting and strategic planning of these functions.
Compensation Payable by the Company for fiscal year 2010
Annual base salary of $156,960*.
Annual incentive, pursuant to the terms of the Employee’s award agreement under the Vistaprint Performance Incentive Plan for Covered Employees:
Target (100%) of $436,000*
Minimum (0%) of $0
Maximum (250%) of $1,090,000*
Long-term cash incentive, pursuant to the terms of the Employee’s award agreement under the Vistaprint Performance Incentive Plan for Covered Employees:
Target (4 years) of $937,500
Minimum (4 years) of $0
Maximum (4 years) of $1,734,375
Long-term equity incentive, pursuant to the terms of the Employee’s grant agreements under the Vistaprint Amended and Restated 2005 Equity Incentive Plan:
Share options with Black Scholes value of $2,250,000
Restricted share units with value at grant of $562,500

*	Approximate, based on 30-day trailing average currency exchange rate in effect at May 6, 2009